Exhibit 99.1

2UniFi and Nav Team Up to Power Growth for Small Business

Company Release – July 21, 2025

DENVER – (Globe Newswire) – National Bank Holdings Corporation (NYSE: NBHC) is pleased to announce a strategic partnership to support 2UniFi, an innovative financial ecosystem for business launched this month. As part of the initial collaboration, 2UniFi will be integrated within the Nav marketplace for small business deposit and lending solutions. With over 1 million users, Nav is the leading credit and financial health platform for small business owners, offering a suite of tools to help entrepreneurs access, monitor, and build their business credit. Additionally, Nav provides small business owners with a wealth of short and long term financing options to fuel their growth.

Tim Laney, Chairman and CEO of NBHC and Founder of 2UniFi stated, “2UniFi is building a comprehensive ecosystem of financial solutions paired with data driven insights with the goal of transforming the way small and medium-sized businesses access the U.S. banking system. This partnership with Nav will help propel 2UniFi’s growth by expanding our reach to small businesses through Nav’s deposit and lending marketplace."

With a shared vision to support the success of small and medium-sized businesses in the U.S., Nav and 2UniFi will leverage their unique capabilities to bring robust solutions to market. 2UniFi will integrate Nav’s financial health and credit insights inside the 2UniFi experience.

NBHC has also made a $5 million strategic investment in Nav. Laney, who will serve as an observer on Nav’s board, added, “Small businesses are essential for a healthy and thriving economy. By integrating Nav’s business credit insights into the 2UniFi experience, we are empowering everyday entrepreneurs with the financial health tools they need to further grow their business.”

"At Nav, we’re committed to providing small business owners with the best service and products they need to ensure their businesses are not only able to survive, but thrive for years,” said Levi King, Nav CEO, Co-Founder and Chairman of the Board. “This partnership with 2UniFi not only affords us the opportunity to provide a truly differentiated offering to our customers, but it opens the door for even more small business owners to access resources that many of them so desperately need.”

Tim Laney added, “In the course of partnership discussions, our team developed a deep appreciation for the proven experience Levi and his team have in the financial technology arena. We look forward to the positive impact we can make together for business owners and operators.”

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to stakeholder results. Through its bank subsidiaries, NBH Bank and Bank of Jackson Hole Trust, National Bank Holdings Corporation operates a network of over 85 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. Its banking centers are located in its core footprint of Colorado, the greater Kansas City region, Utah, Wyoming, Texas, New Mexico and Idaho. Its comprehensive residential mortgage banking group primarily serves the bank’s core footprint. Its trust business is operated in its core footprint under the Bank of Jackson Hole Trust charter. NBH Bank operates under a single state charter through the following brand names as divisions of NBH Bank: in Colorado, Community Banks of Colorado and Community Banks Mortgage; in Kansas and Missouri, Bank Midwest and Bank Midwest Mortgage; in Utah, Texas, New Mexico and Idaho, Hillcrest Bank and Hillcrest Bank Mortgage; and in Wyoming, Bank of Jackson Hole and Bank of Jackson Hole Mortgage. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: cobnks.com, bankmw.com, hillcrestbank.com, bankofjacksonhole.com, or nbhbank.com. Or connect with any of our brands on LinkedIn.

About Nav Technologies, Inc.

Nav is the leading credit and financial health platform for small businesses. Nav’s unique financial health platform shows cash flow and credit insights alongside suggested financing options, and is the only place small business owners can build and manage business credit and see what financing they can qualify for before they apply. Nav has raised more than $100 million in capital from investors including Goldman Sachs Principal Strategic Investments, Kleiner Perkins, Experian Ventures, and Point72 Ventures.

Contact:

Analysts/Institutional Investors: Media:

Emily Gooden, 720-554-6640Jody Soper, 303-784-5925

Chief Accounting Officer and Investor Relations DirectorChief Marketing Officer

ir@nationalbankholdings.comJody.Soper@nbhbank.com

Nicole Van Denabeele, 720-529-3370

Chief Financial Officer

ir@nationalbankholdings.com

Source: National Bank Holdings Corporation